                                                                   Exhibit 10.1

                            EXPENSE ADVANCE AGREEMENT

                  This Agreement made this 9th day of May, 2005, between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation ("AIG"), and [NAME] ("Director").

                  WHEREAS, Section 145 of the General Corporation Law of Delaware authorizes AIG to indemnify any officer, director, employee or agent, in accordance with the provisions of such Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, in accordance with the provisions of said Section, and to pay, in advance of the final disposition of any such action, suit or proceeding, the expenses (including attorneys' incurred by such individual, in accordance with the provisions of said Section 145; and

                  WHEREAS, AIG wishes to obligate itself to advance such expenses to the Director under the circumstances contemplated by this Agreement and the Director wishes to have AIG so obligate itself as a condition to the Director continuing to serve on the Board of Directors of AIG; and

                  WHEREAS, the Board of Directors of AIG has authorized and directed the proper officers of AIG to enter into this Agreement in the name of or on behalf of AIG.

                  NOW, THEREFORE, in consideration of the premises, the agreements herein set forth, and other good and valuable consideration, the parties hereby agree as follows:

                  1. AIG will pay, in advance of the final disposition of any action, suit or proceeding described in this paragraph, to the fullest extent authorized by Section 145 of the General Corporation Law of Delaware ("Section 145"), expenses (including attorneys' fees) actually and reasonably incurred by the Director in the event that at any time he is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Director is or was a director, officer, employee or agent of AIG, or is or was serving at the request of AIG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, subject to the receipt by AIG of an undertaking by or on behalf of the Director to repay such amount if it shall ultimately be determined that the Director is not entitled to be indemnified by AIG as authorized by
Section 145.

                  2. If an advancement of expenses (including attorneys' fees) hereunder is not made within 60 days after receipt by AIG of a request therefor, then the Director may bring an action against AIG to recover the unpaid amount of the claim. In the event the Director is required to bring any action to enforce rights or to collect moneys due under this Agreement, AIG shall reimburse the Director for all of the Director's reasonable expenses (including attorneys' fees) in bringing and pursuing such action.

                  3. All agreements and obligations of AIG contained herein shall continue during the period Director is a director of AIG (or is or was serving at the request of AIG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise) and shall continue thereafter so long as Director shall be subject to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Director was a director, officer, employee or agent of AIG, or was serving at the request of AIG as a as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.

                  4. No amendment, modification, termination, cancellation or assignment of this Agreement shall be effective unless in writing signed by both parties hereto.

                  5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

                  IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

                                 AMERICAN INTERNATIONAL GROUP, INC.


                                 By_____________________________________
                                     Name: Kathleen E. Shannon
                                     Title: Senior Vice President and Secretary


                                 ________________________________________
                                                 [NAME]

                                                                     May 9, 2005



                     UNDERTAKING FOR ADVANCEMENT OF EXPENSES


American International Group, Inc.
70 Pine Street
New York, New York, 10270
  Attention: Stephen L. Hammerman
             Chairman, Regulatory, Compliance and Legal Committee

Gentleman:

I have entered in to an Expense Advancement Agreement, dated May 9, 2005 (the "Agreement"), with American International Group, Inc. (the "Corporation") pursuant to which I am entitled to advancement of expenses. I understand that the entry into of this Undertaking is a condition precedent to the Corporation's obligations under the Agreement.

Please accept this letter as my undertaking to repay to the Corporation any amounts paid by it under the Agreement, if it shall ultimately be determined that I am not entitled to be indemnified by the Corporation. I agree to repay any amounts to the Corporation within five business days of any demand therefore and agree not to take any action that would impede, impair or hinder the Corporation's right or ability to receive amounts owed under this Undertaking.

This Undertaking shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                                                        Sincerely,

                                                        [NAME]